Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (hereinafter “Release”) is entered into among Grant Herlitz (hereinafter “Executive”) and The Howard Hughes Corporation, a Delaware corporation (the “Company”).
The parties previously entered into an employment agreement dated October 2, 2017 (the “Employment Agreement”), pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and nonrevocation of this Release. Executive’s employment shall end on October 21, 2019.  Executive and the Company mutually agree Executive’s separation shall be treated as a termination without Cause pursuant to Sections 3(d) and 4(a) of the Employment Agreement.  Capitalized terms used but not defined in this Release shall have the meanings set forth in the Employment Agreement.

NOW THEREFORE, in consideration of certain payments and benefits under the Employment Agreement, Executive and the Company agree as follows:
1. Waiver of Notice Period.  Notwithstanding Section 3(d) of the Employment Agreement, in exchange for the Company’s agreements in paragraph 2 of this Release, Executive hereby waives the sixty (60) day notice period described therein and agrees that his termination date shall be October 21, 2019 (the “Termination Date”).
2. Continuation of Salary and Benefits.  Notwithstanding the fact that Executive’s date of termination of employment with the Company is on the Termination Date, the Company acknowledges and agrees that, through and including December 31, 2019, the Company shall continue to pay or provide to Executive (i) the Annual Base Salary, paid in accordance with the Company’s normal payroll practices, and (ii) continued participation in the Company’s health, medical, and dental insurance plans that Executive was participating in immediately prior to the Termination Date in accordance with their terms; provided, however, that if such continuation of coverage is not allowed under the terms of the applicable plan or by the applicable plan provider, or to the extent necessary to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, the Company may instead provide Executive with a lump sum payment (no later than March 15, 2020) equal to the aggregate COBRA premiums that Executive pays to continue his participation in such plans through December 31, 2019.
3. Severance Pay and Benefits.  The Company and Executive acknowledge and agree that the following constitutes the severance pay and benefits to which Executive is entitled under Section 4(a) of the Employment Agreement (in addition to the Accrued Benefits), subject to Executive’s timely execution, delivery, and nonrevocation of this Release:

Employment Agreement Section	Payment or Benefit	Amount or Description	Payment or Benefit Date
4(a)(ii)	2019 Target Bonus Payment	$2,625,000	On or before December 20, 2019
4(a)(iii)	Cash Severance	$6,750,000	On or before December 20, 2019
4(a)(iv)	Equity Vesting
50% of Initial LTIP Award eligible for vesting (i.e., 21,382 shares of Common Stock)
Outstanding Time Vesting LTIP Awards eligible for full vesting

Outstanding Performance Vesting LTIP Awards eligible to vest in accordance with their terms based on actual performance

50% of Initial LTIP Award and all other outstanding Time Vesting LTIP Awards shall vest without further action on the Termination Date

Continued eligibility for vesting of Performance Vesting LTIP Awards shall be governed by Section 4(a)(iv) of the Employment Agreement and the applicable equity award

In addition, the Company and Executive acknowledge and agree that the warrant issued to Executive pursuant to that certain Warrant Grant Agreement, by and between Executive and the Company, dated as of October 4, 2017, shall become fully exercisable and transferable in accordance with its terms on the Termination Date, and shall remain outstanding in accordance with its terms until the Expiration Date thereunder (October 3, 2023).
Executive shall be permitted to keep his iPhone and iPad following the Termination Date; provided, that Executive expressly agrees to delete all Company confidential and proprietary information described in Section 8(b) of the Employment Agreement.
4. Withholding.  The Company shall withhold from any amounts paid or provided to Executive under this Release such federal, state, local, or non-U.S. taxes as shall be required to be withheld pursuant to any applicable law or regulation.
5. Releases.  Executive expressly waives and releases the Company, its affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and its affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns (the “Company Released Entities”), from any and all claims, actions and causes of action, at law or in equity, known or unknown, including, without limitation, those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment, including but not limited to any and all claims under the Texas Commission on Human Rights Act, the Texas Payday Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, that (i) nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any similar local, state or federal agency, or to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive, (ii) Executive does not release the Company Released Entities from any rights and/or claims (a) Executive may have that arise after the date Executive signs this Release, (b) that by law cannot be waived by private agreement, (c) to enforce the Employment Agreement in accordance with its terms (including the severance provisions set forth in the Employment Agreement), subject to the terms of this Release or (d) to enforce this Release.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith. Notwithstanding anything to the contrary in this Release, Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law. The Company expressly waives and releases Executive from any and all claims, actions and causes of action, at law or in equity, known or unknown, arising prior to the Effective Date; provided, however, the Company does not release Executive from any of the following rights and/or claims:  (i) any rights and/or claims the Company may have that arise after the date Executive signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) any rights and/or claims which are based upon any acts or omissions of Executive that involve fraud or arising out of acts that constitute a violation of criminal laws; (iv) any rights and/or claims to enforce the restrictive covenants set forth in Section 8 of the Employment Agreement, subject to the terms of this Release; or (v) any rights and/or claims to enforce this Release.
6. Effectiveness; Revocation.  Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least forty-five (45) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such forty-five (45) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period.  If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (the “Effective Date”).
7. No Admission.  Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by Executive and the Company or any of its affiliates of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.
8. Governing Law.  This Release shall be construed and enforced pursuant to the laws of the State of Delaware as to substance and procedure, including all questions of conflicts of laws.

9. Entire Agreement. This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to:  (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company, (b) any claim under or based on a breach of this Release or Sections 4 or 8 of the Employment Agreement after the date that Executive signs this Release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with Executive is otherwise entitled in accordance with the Employment Agreement.  The captions to each paragraph of this Release are inserted for convenience only, are not part of the provisions hereof and shall have no force or effect.
10. Certain Specific Acknowledgments.  Executive expressly acknowledges and agrees that, as of and following the date of Executive’s termination of employment with the Company, Executive has no further right to, and the Company shall not pay or provide to Executive, any Company-provided perquisites or fringe benefits (except as expressly provided in paragraph 2 of this Release, or any continuation of benefits required under the Consolidated Omnibus Reconciliation Act of 1985 (commonly known as “COBRA”) at Executive’s sole cost and expense after December 31, 2019).  Executive shall have until November 20, 2019 to collect his personal effects (at his expense) from Company-owned or Company-leased premises in Dallas, Texas, and New York, New York (after which period Executive acknowledges and agrees that the Company may dispose of any such personal effects at its discretion).  In addition, Executive acknowledges and agrees that the Company shall remove (or cause to be removed) his name from all liquor licenses and liquor license applications pertaining to properties owned or managed by the Company or any of its affiliates and that Executive was requested or required to allow his name to appear thereon in connection with his employment with the Company (the “Liquor Licenses”), and to reasonably cooperate with the Company in connection with such removal.  The Company further agrees to indemnify and hold harmless Executive from any costs or damages arising out of or in connection with Executive’s name appearing on such Liquor Licenses or the removal therefrom.
11. Attorneys’ Fees.  The Company hereby agrees to reimburse Executive for his out-of-pocket, documented attorneys’ fees incurred in connection with the negotiation of this Release, up to a maximum of $5,000; provided, that Executive has signed this Release, which has become irrevocable in accordance with its terms.  The Company shall pay such amount to Executive within thirty (30) days of Executive’s providing the Company with his attorney’s invoice for any such fees.
12. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

[signature page follows]

EXECUTIVE

/s/ Grant Herlitz
Grant Herlitz

THE HOWARD HUGHES CORPORATION

By:	/s/ Peter F. Riley
Name: Peter F. Riley
Title: Secretary

[Signature Page to Separation and Release Agreement]